                                                                       EXHIBIT A



                        GENUARDI'S FAMILY MARKETS,
                        L.P. RETIREMENT SAVINGS PLAN

                        Financial Statements for the Years Ended
                        December 31, 2002 and 2001, Supplemental
                        Schedule as of December 31, 2002, and
                        Independent Auditors' Report

GENUARDI'S FAMILY MARKETS, L.P. RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS


                                                                                PAGE
                                                                                ----

INDEPENDENT AUDITORS' REPORT                                                      1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2002 AND 2001, AND FOR THE YEARS THEN
ENDED:

  Statements of Net Assets Available or Benefits as of
   December 311, 2002 and 2001                                                    2

  Statements of Changes in Net Assets Available for Benefits for the
   Years Ended December 31, 2002 and 2001                                         3

Notes to Financial Statements                                                     4-7

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2002:

  Schedule H, Item 4i -- Schedule of Assets Held for Investment Purposes          8

INDEPENDENT AUDITORS' REPORT

To the Trustees and Participants of
  Genuardi's Family Markets, L.P.
  Retirement Savings Plan:

We have audited the accompanying statements of net assets available for benefits of Genuardi's Family Markets, L.P. Retirement Savings Plan (the "Plan") as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes as of December 31, 2002 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2002 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania

July 11, 2003

GENUARDI'S FAMILY MARKETS, L.P.
RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2002 AND 2001

                                          2002            2001
                                          ----            ----
ASSETS:

   Noninterest bearing cash            $      --       $     3,000
   Investments                          29,279,563      32,542,040
Receivables:
   Employer contributions                  768,850       1,194,981
   Participant contributions               232,856          78,983
   Investment income receivable             40,229
                                       -----------     -----------
        Total receivables                1,041,935       1,273,964
                                       -----------     -----------
        Total assets                    30,321,498      33,819,004
                                       -----------     -----------
NET ASSETS AVAILABLE FOR BENEFITS      $30,321,498     $33,819,004
                                       ===========     ===========

See notes to financial statements

GENUARDI'S FAMILY MARKETS, L.P.
RETIREMENT SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2002 AND 2001

                                             2002              2001
ADDITIONS:
  Investment income:
        Dividends                        $    573,532      $    823,795
        Interest                               97,085           115,455
                                         ------------      ------------
                                              670,617           939,250
                                         ------------      ------------
   Contributions:
        Participant                         3,654,226         4,519,175
        Employer                              766,641         1,194,981
        Rollovers                              19,189            53,619
                                         ------------      ------------
                                            4,440,056         5,767,775
                                         ------------      ------------
                Total additions             5,110,673         6,707,025
                                         ------------      ------------
DEDUCTIONS:
  Net depreciation in fair market
   value of investments                     5,740,221         4,692,506
  Benefits paid to participants             2,660,553         3,951,222
  Administrative expenses                     207,405           149,359
                                         ------------      ------------
                Total deductions            8,608,179         8,793,087
                                         ------------      ------------
NET DECREASE IN NET ASSETS                 (3,497,506)       (2,086,062)
NET ASSETS AVAILABLE FOR BENEFITS --
   Beginning of year                       33,819,004        35,905,066
                                         ------------      ------------
NET ASSETS AVAILABLE FOR BENEFITS --
  End of year                            $ 30,321,498      $ 33,819,004
                                         ============      ============

See notes to financial statements.

GENUARDI'S FAMILY MARKETS, L.P.
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001

1.    DESCRIPTION OF THE PLAN

      The following brief description of the Genuardi's Family Markets, L.P. Retirement Savings Plan (the "Plan") is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Participants should refer to the Plan document for more complete information.

      GENERAL -- The Plan is a defined contribution plan covering all employees of Genuardi's Family Markets L.P. ("Genuardi's") who have attained age 21.

      The Plan was originally established May 1, 1994 as the Genuardi's Super Markets, Inc. Retirement Savings Plan for the benefit of eligible employees of Genuardi's Super Markets, Inc. Genuardi's Super Markets, Inc. was merged into Genuardi's Family Markets, Inc., which assumed sponsorship of the Plan. The Plan was subsequently amended in certain respects.

      On January 1, 1998, the Plan was amended to state that each employee who was employed by Zagara's of New Jersey, Inc. as of December 31, 1997 shall become a participant in the Plan on the date on which the employee meets the eligibility requirements set forth in the Plan document. For purposes of this requirement, the definition of hours of service includes service with Zagara's of New Jersey, Inc.

      Effective April 3, 2000, the Zagara's Savings and Retirement Plan merged with and into the Plan. As a result of this transaction, $2,501,566 of net assets available for benefits were transferred into the Plan.

      On February 2, 2001, Genuardi's Family Markets, L.P. (formerly named GFM Acquisition, L.P.), an affiliate of Safeway Inc., acquired certain assets of Genuardi's Family Markets, Inc. and assumed sponsorship of the Plan. The Plan was subsequently renamed the Genuardi's Family Markets, L.P. Retirement Savings Plan.

      CONTRIBUTIONS -- Each year, participants may contribute 1 to 15 percent, in whole percentages, of pretax annual compensation as defined in the Plan. Participants may also roll-over amounts into the Plan that represent distributions from other qualified defined benefit or defined contribution plans. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers seven mutual funds, an investment contract fund (a common trust fund), and Safeway Inc. stock as investment options for participants. Contributions are subject to certain limitations defined in the Plan and in the Internal Revenue Code of 1986, as amended.

      Genuardi's, at the discretion of the Board of Directors, may make employer matching contributions equal to a certain percentage of participant contributions as determined by the Board of Directors. In order to receive the matching contribution, a participant must be employed by Genuardi's on the last day of the Plan year (December 31) or whose employment terminated during the Plan year due to disability, retirement, or death, and have completed 1,000 hours of service during the Plan year. The matching contribution was 50% of the first 4% of base compensation that a participant contributes to the Plan for 2002 and 2001, respectively.

      Additionally, Genuardi's may make employer discretionary contributions which are allocated as of December 31 based on the ratio of an individual participant's compensation to total participant compensation. There were no discretionary contributions in 2002 or 2001.

      PARTICIPANT ACCOUNTS -- Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution and (b) Plan earnings and charged with an allocation of administrative expenses. Allocations are based on participant earnings on account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

      PAYMENT OF BENEFITS -- Upon attaining normal retirement age, upon death or becoming disabled, or in the event of termination of employment or termination of the Plan for any reason, participants shall be eligible to receive a distribution of all amounts credited to their accounts (except for the nonvested portion for those employees with less than five years of service). In general, participant account distributions shall be in the form of lump sum cash payments. If a participant terminates his/her employment, and the value of his/her account is less than $5,000, than that amount will be distributed to the participant as soon as practicable.

      HARDSHIP DISTRIBUTION -- At any time prior to retirement or other separation from service, it may be possible for a participant, in the event of a financial hardship, to receive a "hardship distribution" provided that the participant has borrowed the maximum amount permitted under the Plan in terms of the Plan's loan policy. The Plan will allow a hardship distribution only to enable a participant to meet immediate and material financial needs resulting from the hardship as defined in the Plan document which needs cannot readily be met from a participant's other financial resources. The Plan will only authorize distribution of the amount actually needed to meet the financial hardship. No more than one hardship distribution may be received during a 12-month period following the receipt of a hardship distribution by a participant.

      PARTICIPANT LOANS -- The Plan allows participants to obtain a loan at a minimum amount of $1,000. In addition to other loan requirements, the unpaid balance of a loan from the Plan to a participant shall not exceed the lesser of 50% of the vested portion of his/her account or $50,000. General purpose loans have repayment terms of up to five years. Home purchase loans have repayment terms of up to fifteen years.

      Fifty percent of the balance of the account of a participant will be used as collateral for all loans to the participant. Loans bear interest at amounts determined by Genuardi's based on the prime rate plus 1%. Loans are repayable by means of payroll deductions. A participant may not have more than one loan outstanding at any time or be granted more than one loan in a Plan year.

      VESTED AND FORFEITURES -- Participants have a fully vested interest in their payroll deduction and rollover contributions, adjusted for any gains or losses. Participants become 20% vested in employer contributions for each of their first 5 years of service, thereby becoming fully vested after 5 years of service. Notwithstanding this, a participant shall become 100% vested, without regard to years of service, upon termination due to retirement (at the normal age as defined by the Plan), disability (as defined by the Plan) or death. At December 31, 2002 and 2001, forfeited accounts totaled $2,209 and $0, respectively. Forfeitures resulting from the termination of participants with less than fully vested rights under the Plan will be used to reduce employer contributions. Effective with the acquisition noted above, all participant account balances became fully vested on February 2, 2001.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF ACCOUNTING -- The financial statements of the Plan are prepared under the accrual basis of accounting.

      INVESTMENT VALUATION AND INCOME RECOGNITION -- The Plan consists of separate investment funds with different investment objectives. The degree and concentration of credit risk varies by fund depending upon the type and diversity of the investment.

      Shares of mutual funds are valued at quoted market prices, which represent the respective fund's net asset value of shares held by the Plan at year-end. Units of the common collective trust fund are valued at the net assets value of shares held by the Plan at year-end. Participant loans receivable are valued at the outstanding loan balances.

      Investment income is recorded as earned. Dividends are recorded on the ex-dividend date. Purchases and sales of investments are recorded on a trade-date basis.

      Management fees and operating expenses charged to the Plan for investments in the mutual funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of net appreciation (depreciation) in fair market value of investments for such investments.

      ADMINISTRATIVE EXPENSES -- The majority of the Plan's administrative expenses are paid by the Plan as provided in the Plan Document. During 2002, certain administrative expenses were paid by the Plan Sponsor, and therefore, these expenses were not reported by the Plan.

      PAYMENT OF BENEFITS -- Benefits are recorded when paid.

      USE OF ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments, including mutual funds. These investments are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for plan benefits and the statements of changes in net assets available for benefits.

3.    INVESTMENTS

      The following presents investments that represent 5 percent or more of the Plan's net assets:

                                                      DECEMBER31,
                                                -------------------------
                                                   2002           2001
                                                   ----           ----
Vanguard 500 Index Fund                         $6,678,588     $8,498,849
Vanguard Windsor II Fund                         6,450,612      7,586,286
Vanguard Wellington Fund                         7,290,728      7,400,970
BlackRock Small Cap Growth Equity Portfolio      2,778,615      3,831,174
PNC Investment Contract Fund                     3,118,535      2,435,576

      During 2002 and 2001, the Plan's investments in mutual funds (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $5,877,851 and $4,804,560, respectively. The Plan's investment in a common trust fund appreciated in value by $137,360 and $112,054 during the years ended December 31, 2002 and 2001, respectively.

4.    RELATED PARTY TRANSACTIONS

      Certain plan investments are shares of mutual funds managed by PNC Advisors. PNC Advisors is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for custodial, recordkeeping and investment management services of PNC Advisors amounted to $207,405 and $149,359 for the years ended December 31, 2002 and 2001, respectively.

      As of December 2, 2001, Genuardi's is a subsidiary of Safeway Inc. As an investment option the Plan allows for the investment in Safeway Inc. stock. At December 31, 2002 and 2001, the Plan held 2,410 and 470 units, respectively, of common stock of Safeway Inc. (SWY), the sponsoring employer, with a cost basis of $70,045 and $20,056, respectively, and market value of $56,298 and $19,615, respectively.

5.    TAX STATUS

      The IRS has determined and informed the Company by a letter dated July 22,1995, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements. A request for an updated determination letter was filed with the IRS on January 30, 2002, and the IRS delivered an updated determination letter dated March 14, 2003.

6.    SUBSEQUENT EVENT

      Effective January 1, 2003, the Plan merged with and into the Safeway 401(k) Plan & Trust (the "Safeway Plan"). As a result of this transaction, $30,321,498 of net assets available for benefits were transferred into the Safeway Plan on January 2, 2003.

                                  * * * * * *

GENUARDI'S FAMILY MARKETS, L.P.
RETIREMENT SAVINGS PLAN

SCHEDULE H, ITEM 4I -- SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES DECEMBER 31, 2002

                                                                                                                CURRENT
IDENTITY OF ISSUE                                         DESCRIPTION OF INVESTMENT                              VALUE

Vanguard Group of Investment Companies, Inc.            Vanguard Windsor II Fund                             $ 6,450,612
Vanguard Group of Investment Companies, Inc.            Vanguard Wellington Fund                               7,290,728
Vanguard Group of Investment Companies, Inc.            Vanguard 500 Index Fund                                6,678,588
*PNC                                                    PNC Investment Contract Fund                           3,118,535
*PNC                                                    BlackRock Small Cap Growth Equity Portfolio            2,778,615
Janus                                                   Janus Adviser International Fund                         390,792
Invesco                                                 Invesco Growth Fund -- Class K                           429,674
American Funds                                          Bond Fund of America                                     748,967
*Safeway, Inc.                                          Safeway, Inc. Stock Fund                                  56,298
*Safeway, Inc.                                          Safeway, Inc. Stock Liquidity Fund                           409

*Participant loans                                      Loan Fund interest rate: prime + 1% (range 5.25%
                                                          to 10.50%), with maturities no greater than 15
                                                          year                                                 1,336,345
                                                                                                             -----------
Total                                                                                                        $29,279,563
                                                                                                             ===========


*Indicates party-in-interest to the Plan.